Exhibit 10.2

[INSERT DATE OF DELIVERY]

EXECUTIVE TERMINATION PAY AGREEMENT
[INSERT NAME OF EXECUTIVE OFFICER]

This Executive Termination Pay Agreement (the “Agreement”), dated as of _______________, 20___ is between J. C. Penney Corporation, Inc. (“Corporation”) and [INSERT NAME OF EXECUTIVE OFFICER], its [TITLE], a member of the Corporation’s executive team (the “Executive”).

WHEREAS, in order to achieve its long-term objectives, the Corporation recognizes that it is essential to attract and retain superior executives;

WHEREAS, in order to induce the Executive to serve in the Executive’s position with the Corporation, the Corporation desires to provide the Executive with the right to receive certain benefits in the event the Executive experiences an Involuntary Separation from Service other than for Cause, as defined in this Agreement, on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, in return for receiving the benefits provided for in this Agreement in connection with the Executive’s Involuntary Separation from Service other than for Cause, the Executive agrees to be bound by certain restrictive covenants, as described in Section 3 of this Agreement, in connection with the Executive’s Voluntary Separation from Service or Involuntary Separation from Service other than for Cause.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.	Termination Payments and Benefits.

1.1
Death or Permanent Disability. In the event of a Separation from Service due to death, or in the event of a Separation from Service within 30 days following a determination of Permanent Disability (as defined in Section 2 of this Agreement) of the Executive, then as soon as practicable or within the period required by law, but in no event later than 30 days after Separation from Service, the Corporation shall pay:

(a)	the Compensation Payments; and

(b)	the Prorated Bonus.

The payment of any death benefits or disability benefits under any employee benefit or compensation plan that is currently maintained by the Corporation for the Executive’s benefit shall be governed by the terms of such plan in effect at the time of death or permanent disability.

1.2
Involuntary Separation from Service for Cause. In the event of the Involuntary Separation from Service (as defined in Section 2 of this Agreement) of the Executive for Cause (as defined in Section 2 of this Agreement), the Corporation shall pay the Compensation Payments to the Executive as soon as practicable or within the period required by law, and the Executive shall be entitled to no other compensation, except as otherwise due to the Executive under applicable law, or an applicable plan or program for which he or she remains eligible as of the date of the Involuntary Separation from Service. The Executive shall not be entitled to the payment of any bonuses for any portion of the fiscal year in which such Separation from Service occurs. If the Executive has accrued a bonus for all, or a portion of, the fiscal year preceding the date of such Separation from Service that is readily ascertainable, but not yet paid, the Executive shall be entitled to such payment in the same form and manner as otherwise set forth in the Management Incentive Compensation Program or other applicable plan or program for which he or she remains eligible as of the date of the Involuntary Separation from Service.

1.3
Voluntary Separation from Service by the Executive. In the event of a Voluntary Separation from Service by the Executive (i) the Corporation shall pay the Executive any accrued and unpaid Base Salary as soon as practicable or within the period required by law, and (ii) the Executive agrees to be bound by the terms of the Covenants and Representations contained in Section 3 of this Agreement. The Executive shall be entitled to no other compensation, except as otherwise due to the Executive under applicable law, or applicable plan or program for which he or she remains eligible as of the date of the Voluntary Separation from Service. The Executive shall not be entitled to the payment of any bonuses, including any amounts payable under the Management Incentive Compensation Program for any portion of the fiscal year in which such Separation from Service occurs, except as may otherwise be expressly provided under the Management Incentive Compensation Program. If the Executive has accrued a bonus for all, or a portion of, the fiscal year preceding the date of such Separation from Service that is readily ascertainable, but not yet paid, the Executive shall be entitled to such payment in the same form and manner as otherwise set forth in the Management Incentive Compensation Program or other applicable plan or program for which he or she remains eligible as of the date of the Voluntary Separation from Service.

1.4    Involuntary Separation from Service without Cause.

(a)
Form and Amount. In the event of the Involuntary Separation from Service of the Executive without Cause, the Corporation shall pay the Compensation Payments to the Executive as soon as practicable or within the period required by law. In addition, conditioned upon receipt of the Executive’s written release of claims in such form as may be required by the Corporation and the expiration of any applicable period during which the Executive can rescind or revoke such release, the Corporation shall pay the Executive

(i)	severance pay in equal installments, no less frequently than monthly, during the applicable Severance Period equal to the Executive’s monthly Base Salary;

(ii)
the Executive’s target annual incentive (at $1.00 per unit) under the Corporation’s Management Incentive Compensation Program for the fiscal year in which the Executive experiences an Involuntary Separation from Service other than for Cause converted to a monthly amount by dividing that target annual incentive amount by 12, in equal installments, no less frequently than monthly, during the applicable Severance Period;

(iii)
subsidized COBRA payments, if the Executive is eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the group health plan coverage options (medical, dental, vision, etc.) under the J. C. Penney Corporation, Inc. Health and Welfare Benefit Plan (“Health and Welfare Plan”) and the Executive elects COBRA continuation coverage under the group health plan coverage options under the Health and Welfare Plan. The amount of such subsidy shall be equal to the Corporation’s portion of the premium cost of the Executive’s group health plan coverage elections under the Health and Welfare Plan that the Corporation paid while the Executive was an active associate;

(iv)
a lump sum equal to (a) Special Bonus Hours to the extent provided under Section 1.4(c) of this Agreement, if applicable, and (b) $25,000 to pay for outplacement services and financial counseling services.; and

(v)
a lump sum equal to the Severance Bonus. If the Executive has accrued a bonus for all, or a portion of, the fiscal year preceding the date of such Separation from Service that is readily ascertainable, but not yet paid, the Executive shall be entitled to such payment in the same form and manner as otherwise set forth in the Management Incentive Compensation Program or other applicable plan or program for which he or she remains eligible as of the date of the Involuntary Separation from Service.

Notwithstanding the foregoing, such lump sum amounts under this Section 1.4(a) shall be paid to the Executive within 14 days of the Executive’s Involuntary Separation from Service other than for Cause, but in no event later than two and one-half months after the end of the Executive’s tax year in which the Involuntary Separation from Service occurs. If the applicable revocation or rescission period described in this

Section 1.4(a) with respect to any waiver or release of claims begins in one taxable year and ends in a second taxable year, any payments and other rights described in this Section 1.4(a) shall not commence until the second taxable year. In addition to the payments provided for herein, following an Involuntary Separation from Service other than for Cause, the Corporation shall also provide to the Executive Accelerated Vesting as provided in Section 1.4(d) of this Agreement.

(b)
Health and Dental Insurance Continuation. Following an Involuntary Separation from Service other than for Cause, the Executive will, as provided in Section 1.4(a)(iii) of this Agreement, be eligible to receive COBRA continuation coverage under the group health plan options, as applicable, at active associate rates if (i) the Executive is enrolled in a full-time group health plan option, as applicable, under the Health and Welfare Plan on the effective date of the Executive’s Involuntary Separation from Service other than for Cause and the Corporation currently is paying a portion of the Executive’s premium for the group health plan coverage on the Executive’s behalf, and (ii) the Executive timely elects COBRA continuation coverage under the Health and Welfare Plan. If the Executive satisfies these prerequisites, the Corporation will allow the Executive to participate in COBRA continuation coverage under the Health and Welfare Plan at active associate rates until the earlier of (i) the end of the month that coincides with or next follows the term of the Severance Period; and (ii) the end of the month prior to the month the Executive fails to timely make any required premium payment under the Health and Welfare Plan in connection with receiving COBRA continuation coverage under the Health and Welfare Plan or otherwise loses eligibility for COBRA continuation coverage. Any subsidized COBRA continuation coverage provided under this Section 1.4(b) will run concurrently with the Executive’s maximum statutory continuation period under COBRA.

(c)
Special Bonus Hours. Following an Involuntary Separation from Service, the Corporation shall pay the Executive a lump sum payment for Special Bonus Hours, if the Executive is a participant in the Corporation’s PTO Policy. Such payment shall be determined in accordance with the provisions of the PTO Policy applicable to an involuntary termination resulting from a reduction in force.

(d)	Accelerated Vesting. On Executive’s Involuntary Separation from Service other than for Cause, Executive shall:

(i)	with respect to any equity award that constitutes an Inducement Award, immediately vest in such Inducement Award as provided in the applicable award notice or agreement evidencing the award.

(ii)
with respect to any award of stock options, stock appreciation rights, or time-based restricted stock or restricted units, immediately vest in a prorated number of the stock options, stock appreciation rights, and/or time-based restricted stock or restricted stock units based on the Executive’s length of employment during the vesting period provided in the applicable award notice or agreement.

(iii)
with respect to any award of performance-based restricted stock or restricted stock unit awards, vest in a prorated number of such performance-based restricted stock or restricted stock units based on (X) Executive’s length of employment during the performance period, and (Y) the attainment of the performance goal as of the end of the performance period, all as provided under the terms of the respective award notice or agreement.

(iv)
with respect to any award of performance cash, vest in a prorated amount of such performance cash based on (X) Executive’s length of employment during the performance period, and (Y) the attainment of the performance goal as of the end of the performance period, all as provided under the terms of the respective award notice or agreement.

1.5
Section 409A. To the extent applicable, it is intended that portions of this Agreement either comply with or be exempt from the provisions of section 409A of the Code (as defined in Section 2 of this Agreement). Any provision of this Agreement that would cause this Agreement to fail to comply with or be exempt from Code section 409A shall have no force and effect until such provision is either amended to comply with or be exempt from Code section 409A (which amendment may be retroactive to the extent permitted by Code section 409A and the Executive hereby agrees not to withhold consent unreasonably to any amendment requested by the Corporation for the purpose of either complying with or being exempt from Code section 409A).

1.6
Enforcement and Forfeiture. Notwithstanding the foregoing provisions of this Section 1, in addition to any remedies to which the Corporation is entitled, any right of the Executive to receive termination payments and benefits under Section 1 shall be forfeited to the extent of any amounts payable or benefits to be provided after a breach of any covenant set forth in Section 3. On the Corporation’s becoming aware that the Executive has breached, or potentially has breached, any covenant set forth in Section 3 of this Agreement, the Corporation shall suspend all future installment payments under Section 1.4(a) of this Agreement and may seek full recoupment of all amounts previously paid to the Executive under Section 1.4(a) this Agreement, and reasonable attorneys’ fees and legal expenses incurred in obtaining such recoupment. The forfeiture or recoupment of any equity awards that are subject to covenants like those contained in Section 3 of this Agreement shall be governed by the terms of the applicable equity award agreement containing such covenants.

1.7
Non-Eligibility For Management Incentive Compensation Program benefits and Other Company Separation Pay Benefits. The benefits provided for herein are intended to be in lieu of, and not in addition to, benefits under the Management Incentive Compensation Program the Executive could earn with respect to any incentive compensation or bonus program in place for the fiscal year in which the Executive’s Involuntary Separation from Service other than for Cause occurs or any other separation pay benefits to which the Executive might be entitled, including those under the Corporation’s Separation Pay Plan, or any successor plan or program offered by the Corporation, which the Executive hereby waives. If the Executive receives benefits under the Corporation’s CIC Plan, in the event of Employment Termination (as defined in the CIC Plan), the covenants set forth in Section 3 hereof shall automatically terminate and, if the Executive shall receive all benefits to which the Executive is entitled under the CIC Plan, the Executive waives all benefits hereunder.

1.8
Corporation’s Right of Offset. If the Executive is at any time indebted to the Corporation, or otherwise obligated to pay money to the Corporation for any reason, to the extent exempt from or otherwise permitted by Code section 409A and the Treasury Regulations thereunder, including Treasury Regulation section 1.409A-3(j)(4)(xiii) or any successor thereto, the Corporation, at its election, may offset amounts otherwise payable to the Executive under this Agreement, including, but without limitation, Base Salary and incentive compensation payments, against any such indebtedness or amounts due from the Executive to the Corporation, to the extent permitted by law.

1.9
Mitigation. In the event of the Involuntary Separation from Service of the Executive, the Executive shall not be required to mitigate damages by seeking other employment or otherwise as a condition to receiving termination payments or benefits under this Agreement. No amounts earned by the Executive after the Executive’s Involuntary Separation from Service, whether from self-employment, as a common law employee, or otherwise, shall reduce the amount of any payment or benefit under any provision of this Agreement.

1.10
Resignations. Except to the extent requested by the Corporation, upon termination of the Executive’s service with the Corporation for any reason, the Executive shall immediately resign all positions and directorships with the Corporation and each of its subsidiaries and affiliates.

2.	Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:
2.1    “Agreement” shall mean this Executive Termination Pay Agreement.

2.2	“Base Salary” shall mean the Executive’s annual base salary as in effect at the effective date of termination of the Executive’s employment with the Corporation.

2.3
“Cause” shall mean (a) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Executive’s employment with the Corporation; (b) intentional damage to the Corporation’s assets; (c) intentional disclosure of the Corporation’s confidential information contrary to Corporation’s policies; (d) material breach of Executive’s obligations under this Agreement; (e) intentional engagement in any competitive activity which would constitute a breach of Executive’s duty of loyalty or of Executive’s obligations under this Agreement; (f) the willful and continued failure to substantially perform Executive’s duties for the Corporation (other than as a result of incapacity due to physical or mental illness); provided, however, that termination for Cause based on clause (f) shall not be effective unless the Executive shall have written notice from the Chief Executive Officer of the Corporation (which notice shall include a description of the reasons and circumstances giving rise to such notice) not less than 30 days prior to the Executive’s termination and the Executive has failed after receipt of such notice to satisfactorily discharge the Executive’s duties; or (g) intentional breach of any of Corporation’s policies, willful conduct or gross negligence by Executive that is in either case demonstrably and materially injurious to Corporation, monetarily or otherwise. Failure to meet performance standards or objectives, by itself, does not constitute “Cause.” “Cause” also includes any of the above grounds for dismissal regardless of whether the Corporation learns of it before or after terminating Executive’s employment.

2.4	“CIC Plan” shall mean the Corporation’s Change in Control Plan, to which Executive is a participant at the time of termination of employment.

2.5
“Code” shall mean the Internal Revenue Code of 1986, as amended, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

2.6	“Compensation Payments” shall mean:

(a)	any accrued and unpaid Base Salary (as defined in Section 2 of this Agreement); and

(b)
any vacation to which the Executive was entitled as of the effective date of termination of the Executive’s employment with the Corporation under the terms of the applicable MTO Policy or PTO Policy to which Executive is a participant at the time of termination of employment.

2.7	“Competing Business” shall have the meaning ascribed thereto in Section 3.4 of this Agreement.

2.8	“Corporation” shall mean J.C. Penney Corporation, Inc.

2.9	“Executive” shall mean the undersigned member of the Corporation’s executive team.

2.10
“Inducement Award” shall mean an equity award granted to Executive in consideration of Executive’s (i) employment with the Corporation and (ii) forfeiture of equity awards granted by a former employer.

2.11
“Involuntary Separation from Service” shall mean Separation from Service due to the independent exercise of the unilateral authority of the Service Recipient to terminate the Executive's services, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(n)(1) or any successor thereto.

2.12
“Management Incentive Compensation Program” shall mean the Amended and Restated Management Incentive Compensation Program approved by shareholders of J. C. Penney Company, Inc. on May 19, 2017, as such may be amended from time to time, or any successor plan or program that replaces the Management Incentive Compensation Program.

2.13	"MTO Policy” shall mean the Corporation’s My Time Off Policy, to which the Executive is a participant at the time of termination of employment.

2.14
“Permanent Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, within the meaning of Code section 409A and Treasury Regulation section

1.409A-3(i)(4)(i)(A) or any successor thereto. A determination of Permanent Disability, for purposes of payment under this Agreement, will be made by the Corporation’s disability insurance plan administrator or insurer.

2.15	“Proprietary Information” shall have the meaning ascribed thereto in Section 3.

2.16
“Prorated Bonus” shall mean the target annual incentive (at $1.00 per unit) under the Corporation’s Management Incentive Compensation Program for the fiscal year in which the date of death or the determination of Permanent Disability occurs, prorated for the actual period of service for that fiscal year.

2.17	“PTO Policy” shall mean the Corporation’s Paid Time Off Policy, to which the Executive is a participant at the time of termination of employment.

2.18
“Separation from Service” within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h) or any successor thereto, shall mean the date an Executive retires, dies or otherwise has a termination of employment with the Service Recipient. In accordance with Treasury Regulation section 1.409A-1(h) or any successor thereto, if an Executive is on a period of leave that exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period, and also, an Executive is presumed to have separated from service where the level of bona fide services performed (whether as an employee or an independent contractor) decreases to a level equal to 20 percent or less of the average level of services performed (whether as an employee or an independent contractor) by the Executive during the immediately preceding 36-month period (or the full period of service to the Service Recipient if the employee has been providing services for less than the 36-month period).

2.19
“Separation Pay Plan” means the J. C. Penney Corporation, Inc. Separation Pay Plan as such plan may be amended from time to time, including any successor plan or program that replaces the Separation Pay Plan.

2.20
“Service Recipient” shall mean the person, within the meaning of Treasury Regulation section 1.409A-1(g) or any successor thereto, for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control), using the “at least 50 percent” ownership standard, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h)(3) or any successor thereto.

2.21
“Severance Bonus” shall mean the actual incentive compensation payable to the Executive under the terms of the Management Incentive Compensation Program for the fiscal year in which the Executive experiences an Involuntary Separation from Service other than for Cause, prorated for the Executive’s actual period of service for the fiscal year, less any amounts previously paid to the Executive under the incentive compensation program for that fiscal year. If the incentive compensation formula under the Management Incentive Compensation Program for the fiscal year in which the Executive’s Involuntary Separation from Service other than for Cause occurs includes an individual performance component/goal, for purposes of calculating the actual incentive compensation payable to the Executive for that fiscal year the portion of the incentive compensation attributable to the achievement of the individual performance component/goal will be determined at target for that fiscal year.

2.22	“Severance Period” shall mean the following period, based on the Executive’s title at the time of termination of the Executive’s employment with the Corporation:
Title                        Severance Period
Executive Vice Presidents and above        18 months
Senior Vice Presidents            12 months

2.23	“Voluntary Separation from Service” shall mean a Separation from Service other than as a result of the Executive’s death, Permanent Disability, or an Involuntary Separation from Service.

3.
Covenants and Representations of the Executive. The Executive hereby acknowledges that the Executive’s duties to the Corporation require access to and creation of the Corporation’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”). The Proprietary Information has been and will continue to be developed by the Corporation and its subsidiaries and affiliates at substantial cost and constitutes valuable and unique property of the Corporation. The Executive further acknowledges that due to the nature of the Executive’s position, the Executive will have access to Proprietary Information affecting plans and operations in every location in which the Corporation (and its subsidiaries and affiliates) does business or plans to do business throughout the world, and the Executive’s decisions and recommendations on behalf of the Corporation may affect its operations throughout the world. Accordingly, the Executive acknowledges that the foregoing makes it reasonably necessary for the protection of the Corporation’s business interests that the Executive agree to the following covenants in connection with the Executive’s Involuntary Separation from Service other than for Cause and receipt of benefits under this Agreement or the Executive’s Voluntary Separation from Service:

3.1
Confidentiality. The Executive hereby covenants and agrees that the Executive shall not, without the prior written consent of the Corporation, during the Executive’s employment with the Corporation or at any time thereafter disclose to any person not employed by the Corporation, or use in connection with engaging in competition with the Corporation, any Proprietary Information of the Corporation.

(a)
It is expressly understood and agreed that the Corporation’s Proprietary Information is all nonpublic information relating to the Corporation’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hiring and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to the Corporation. Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

(b)
In the event the Executive receives a subpoena, court order or other summons that may require the Executive to disclose Proprietary Information, on pain of civil or criminal penalty, the Executive will promptly give notice to the Corporation of the subpoena or summons and provide the Corporation an opportunity to appear at the Corporation’s expense and challenge the disclosure of its Proprietary Information, and the Executive shall provide reasonable cooperation to the Corporation for purposes of affording the Corporation the opportunity to prevent the disclosure of the Corporation’s Proprietary Information.

(c)
Nothing in this Agreement shall restrict the Executive from, directly or indirectly, initiating communications with or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission (“SEC”), Financial Industries Regulatory Authority (“FINRA”), or any other self-regulatory organization or state or federal regulatory authority.

3.2
Nonsolicitation of Employees. The Executive hereby covenants and agrees that during the Executive’s employment with the Corporation and, in the event the Executive has a Voluntary Separation from Service or will receive or has received the severance benefits provided for in Section 1.4, for a period equal to the Severance Period thereafter, the Executive shall not, without the prior written consent of the Corporation, on the Executive’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of the Corporation (or any of its subsidiaries or affiliates) to give up his or her employment with the Corporation (or any of its subsidiaries or affiliates), and the Executive shall not directly or indirectly solicit or hire employees of the Corporation (or any of its subsidiaries or affiliates) for employment with any other employer, without regard to whether that employer is a Competing Business, as defined in section 3.4(b), below.

3.3
Noninterference with Business Relations. The Executive hereby covenants and agrees that during the Executive’s employment with the Corporation and, in the event the Executive has a Voluntary Separation from Service or will receive or has received the severance benefits provided for in Section 1.4, for a period equal to the Severance Period thereafter, the Executive shall not, without the prior written consent of the Corporation, on the Executive’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Corporation (or any of its subsidiaries or affiliates).

3.4	Noncompetition.

(a)
The Executive covenants that during the Executive’s employment with the Corporation and, in the event the Executive has a Voluntary Separation from Service or will receive or has received the severance benefits provided for in Section 1.4, for a period equal to the Severance Period thereafter, the Executive will not, except as otherwise provided for in this Section 3.4, undertake any work for a Competing Business, as defined in Section 3.4(b).

(b)	As used in this Agreement, the term “Competing Business” shall specifically include, but not be limited to:

(i)
Amazon.com, Inc., Burlington Stores, Inc., Kohl’s Corporation, Lowe’s Companies, Inc., Macy’s, Inc., Target Corporation, The TJX Companies, Inc., Ross Stores, Inc., Walmart Inc., and any of their respective subsidiaries or affiliates, or

(ii)
any business (A) that, at any time during the Severance Period, competes directly with the Corporation through sales of merchandise or services in the United States or another country or commonwealth in which the Corporation, including its divisions, affiliates and licensees, operates, and (B) where the Executive performs services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent, or representative, where such services involve the performance of (x) substantially similar duties or oversight responsibilities as those performed by the Executive at any time during the 12-month period preceding the Executive’s termination from the Corporation for any reason, or (y) greater duties or responsibilities that include such substantially similar duties or oversight responsibilities as those referred to in (x); or

(iii)	any business that provides buying office or sourcing services to any business of the types referred to in this Section 3.4(b).

(c)
For purposes of this section, the restrictions on working for a Competing Business shall include working at any location within the United States or Puerto Rico. Executive acknowledges that the Corporation is a national retailer with operations throughout the United States and Puerto Rico and that the duties and responsibilities that the Executive performs, or will perform, for the Corporation directly impact the Corporation’s ability to compete with a Competing Business in a nationwide marketplace. Executive further acknowledges that Executive has, or will have, access to sensitive and confidential information of the Corporation that relates to the Corporation’s ability to compete in a nationwide marketplace.

3.5
Non-Disparagement. The Executive covenants that the Executive will not make any statement or representation, oral or written, that could adversely affect the reputation, image, goodwill or commercial interests of the Corporation. This provision will be construed as broadly as state or federal law permits, but no more broadly than permitted by state or federal law. This provision is not intended to and does not prohibit the Executive from participating in a governmental investigation concerning the Corporation, or providing truthful testimony in any lawsuit, arbitration, mediation, negotiation or other matter.

3.6
Injunctive Relief. If the Executive shall breach any of the covenants contained in this Section 3, the Corporation shall have no further obligation to make any payment to the Executive pursuant to this Agreement and may recover from the Executive all such damages as it may be entitled to under the terms of this Agreement, any other agreement between the Corporation and the Executive, at law, or in equity. In addition, the Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, the Executive consents to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by the Corporation in order to protect the Corporation’s rights hereunder.

4.
Employment-at-Will. Notwithstanding any provision in this Agreement to the contrary, the Executive hereby acknowledges and agrees that the Executive’s employment with the Corporation is for an unspecified duration and constitutes “at-will” employment, and the Executive further acknowledges and agrees that this employment relationship may be terminated at any time, with or without Cause or for any or no Cause, at the option either of the Corporation or the Executive.

5.	Miscellaneous Provisions.

5.1
Execution and Delivery of this Agreement. You will have 90 days following the later of (i) your effective date of employment, or (ii) the date you receive a copy of this Agreement, either physically or electronically, to execute and return this Agreement evidencing your acceptance of its terms and your agreement to be bound by the restrictive covenants under Section 3 of this Agreement in connection with your Voluntary Separation from Service or your Involuntary Separation from Service other than for Cause in order to receive the benefits under this Agreement in connection with your Involuntary Separation from Service other than for Cause. Failure to timely deliver an executed version of this Agreement within the timeframe provided in this Section 5.1 shall be evidence of your waiver of the benefits under this Agreement.

5.2
Dispute Resolution. Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal binding mandatory arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Corporation’s principal executive offices are based) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 3.4 and only in the event the Corporation has not brought an action in a court of competent jurisdiction to enforce the covenants in Section 3. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by he arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating the arbitrator’s determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Corporation and the Executive or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that the Executive’s share of such expenses shall not exceed the maximum permitted by law. To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which the Corporation is required to make under the foregoing provision shall meet the requirements below. The Corporation shall reimburse the Executive for any such expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of expenses must be submitted to the Corporation and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20 year period following the Separation from Service. The amount of expenses paid or eligible for reimbursement in one year under this Section 5.1 shall not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section 5.1 shall not be subject to liquidation or exchange for another benefit.

Any arbitration or action pursuant to this Section 5.1 shall be governed by and construed in accordance with the substantive laws of the State of Texas and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section 5.1 shall supersede in their entirety the J.C. Penney Alternative, a dispute resolution program generally applicable to employment terminations, any existing Binding Mandatory Arbitration Agreement between Executive and the Corporation, and the JCPenney Rules of Employment Arbitration, in the limited context of claims regarding the enforcement of this Agreement. Any other claims shall be resolved by J. C. Penney Alternative, a dispute resolution program generally applicable to employment terminations, any existing Binding Mandatory Arbitration Agreement between Executive and the Corporation, and the JCPenney Rules of Employment Arbitration. Executive explicitly waives, and may not litigate, any multi-party claims or claims available in multi-party litigation, such as class actions.

Notwithstanding the foregoing, the Corporation shall not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive’s covenants in Section 3, but may pursue its remedies, including temporary or permanent injunctive relief, for such breach in a court of competent jurisdiction in the city in which the Corporation’s principal executive offices are based, or in the sole discretion of the Corporation, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

5.3
Binding on Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Executive, the Corporation and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided however, that neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Corporation except that the Corporation may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Corporation, if such successor expressly agrees to assume the obligations of the Corporation hereunder.

5.4
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive law of the State of Texas and federal law, without regard to conflicts of law principles, except as expressly provided herein. In the event the Corporation exercises its discretion under Section 5.1 of this Agreement to bring an action to enforce the covenants contained in Section 3 of this Agreement in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

5.5
Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant in Section 3 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant shall be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

5.6
Notices. For all purposes of this Agreement, all communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Corporation at its principal executive office, c/o the Corporation’s General Counsel, and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.7	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

5.8
Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive’s employment by the Corporation and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.

5.9
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Corporation and signed by the Executive and the Corporation. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Corporation may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

5.10
No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

5.11
Headings, Section References, and Recitations. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted. The Recitations contained at the beginning of this Agreement are intended to be a part of this Agreement.

5.12
Beneficiaries. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Corporation written notice thereof in accordance with Section 5.5. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” shall be deemed, where appropriate, to be the Executive’s beneficiary, estate or other legal representative.

5.13	Withholding. The Corporation shall be entitled to withhold from payment any amount of withholding required by law.

5.14
Installments. For purposes of applying section 409A of the Code to this Agreement, each separately identified amount the Executive is entitled to receive under this Agreement shall be treated as a separate payment. In addition, to the extent permitted under section 409A of the Code, the right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
J. C. Penney Corporation, Inc.

By:
Name:
Title:

Executive

Name:
Title: